                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            AMICUS THERAPEUTICS, INC.

      Amicus Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), does hereby certify as follows:

      ONE: The name of the corporation is "AMICUS THERAPEUTICS, INC." The date of filing of the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was February 4, 2002.

      TWO: This Amended and Restated Certificate of Incorporation (this "RESTATED CERTIFICATE") has been duly approved by the Board of Directors of the Company.

      THREE: This Restated Certificate has been duly adopted by the Board of Directors and the stockholders of the Company in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

      FOUR: The text of the Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

                                       I.

      The name of the corporation is AMICUS THERAPEUTICS, INC. (the "COMPANY").

                                       II.

      The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

                                      III.

      The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                       IV.

      This Company is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED Stock." The total number of shares which the Company is authorized to issue is Two Hundred Eighty Million Nine Hundred

Eighty Seven Thousand Three Hundred Thirty Five (280,987,335) shares, One Hundred Sixty Million (160,000,000) shares of which shall be Common Stock (the "COMMON STOCK") and One Hundred Twenty Million Nine Hundred Eighty Seven Thousand Three Hundred Thirty Five (120,987,335) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

      Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (3,333,334) of the authorized shares of Preferred Stock are hereby designated "SERIES A CONVERTIBLE PREFERRED STOCK" (the "SERIES A PREFERRED"), Thirty Seven Million Twenty Five Thousand Five Hundred and Ninety Four (37,025,594) shares of the authorized shares of Preferred Stock are hereby designated "SERIES B CONVERTIBLE PREFERRED STOCK" (the "SERIES B PREFERRED"), Forty Three Million Six Hundred Fifty Thousand Two Hundred Sixty Two (43,650,262) shares of the authorized shares of Preferred Stock are hereby designated "SERIES C CONVERTIBLE PREFERRED STOCK" (the "SERIES C PREFERRED") and Thirty Six Million Nine Hundred Seventy Eight Thousand One Hundred Forty Five (36,978,145) shares of the authorized shares of Preferred Stock are hereby designated "SERIES D CONVERTIBLE PREFERRED Stock" (the "SERIES D PREFERRED"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are collectively referred to herein as the "SERIES PREFERRED."

      No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

      The rights, preferences, privileges, restrictions and other matters relating to the Company's capital stock are as follows:

      1. DIVIDEND RIGHTS.

            (A) PREFERENCE. The holders of Series Preferred shall not be entitled to receive dividends except as from time to time may be declared by the Board of Directors out of funds legally available therefor; provided, however, subject to Section 2(b), if the Company declares and pays any dividend or other distribution on any class of capital stock of the Company that is junior in right to the Series Preferred (the "JUNIOR STOCK"), then, in that event, the holders of shares of Series Preferred shall be entitled to share in such dividend or distribution on a pro rata basis, as if all shares had been converted into shares of Common Stock immediately prior to the record date for determining the stockholders of the Company eligible to receive such dividend or distribution.

            (B) SERIES PREFERRED PARI PASSU. The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall rank pari passu with respect to dividends and distributions. If the Company declares and pays any dividend or distribution on the Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred or any other series of Preferred Stock that is pari passu in right to the Series

Preferred, the holders of all shares of Series Preferred shall be entitled to share in such dividend or distribution on a pro rata basis, as if all such shares had been converted into shares of Common Stock immediately prior to the record date for determining the stockholders of the Company eligible to receive such dividend or distribution.

      2. VOTING RIGHTS.

            (A) GENERAL RIGHTS. In addition to any other vote or consent provided herein or as required by law, the Series Preferred shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote, voting together as a single class with the Common Stock (and with other shares entitled to vote thereon, if any), and with respect to such vote shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

            (B) SEPARATE VOTE OF SERIES PREFERRED. In addition to any other vote or consent required herein or by law, the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of the Series Preferred, voting together as a single class and not as a separate series:

                  (I) Amend, alter, repeal or waive any provision of, or add any provision to the certificate of incorporation or bylaws of the Company or the governing documents of any subsidiary of the Company, whether by means of an amendment to the certificate of incorporation or bylaws of the Company or the governing documents of any such subsidiary or by merger, consolidation or otherwise;

                  (II) Any action that authorizes, creates or issues, whether by reclassification, reorganization, recapitalization or otherwise, any new class or series of equity securities of the Company or any other securities convertible into or exercisable for equity securities of the Company ranking on a parity with or senior to, or having any rights superior to, the Series Preferred in right of voting, dividends, redemption, liquidation preference or otherwise, whether by means of an amendment to the certificate of incorporation or bylaws of the Company or by merger, consolidation or otherwise;

                  (III) Any merger, consolidation, reclassification, reorganization, recapitalization, liquidation, dissolution, winding-up, Acquisition or Asset Transfer (as defined in Sections 3(c)(i) and 3(c)(ii) respectively) or permit any subsidiary of the Company to effect any of the foregoing;

                  (IV) Any acquisition of assets or equity interests by the Company or any subsidiary of the Company (whether by purchase, merger, reorganization or otherwise) outside of the ordinary course of business;

                  (V) Enter into, amend, waive or otherwise alter any agreement or contract with any affiliate of the Company or any affiliate of a subsidiary of the Company, including, without limitation, any holder of any equity security of the Company representing (or convertible or exercisable into) at least five percent (5%) of the then outstanding shares of Common Stock (calculated on an as converted to Common Stock basis) (other than in connection with (x) the sale of securities on an arms-length, commercially reasonable basis and (y) reasonable compensation (including bonuses) paid or to be paid to employees in the ordinary course of business consistent with past practices, approved by the Board of Directors or any committee thereof), or permit any subsidiary of the Company to effect any of the foregoing;

                  (VI) Incur, assume, be or become liable for, refinance or guarantee, directly or indirectly or contingently, any indebtedness (including, without limitation, indebtedness under capital leases), or permit any subsidiary to incur, assume, be or become liable for, refinance or guarantee, directly or indirectly or contingently, any indebtedness (including, without limitation, indebtedness under capital leases), in excess of $1,000,000 in the aggregate (calculated on a consolidated basis);

                  (VII) Any entry by the Company or any subsidiary of the Company into a line of business other than the research and development, manufacture and/or commercialization of biotherapeutics and diagnostics, and related intermediates;

                  (VIII) Any redemption or repurchase of, or declaration or payment of any dividend or other distribution with respect to, any equity securities of the Company (except as otherwise expressly provided in this Restated Certificate, or for repurchases of shares of Common Stock by the Company pursuant to agreements with its employees, consultants or advisors providing for the original issuance of such shares which permit the Company to repurchase such shares at cost upon termination of services by such employees, consultants or advisors to the Company);

                  (IX) Any increase in the size of the Board of Directors of the Company or any committee thereof;

                  (X) Any issuance of any security by a subsidiary of the Company other than an issuance to the Company;

                  (XI) Any transfer or other disposition by the Company of any security of a subsidiary of the Company;

                  (XII) Any creation of a lien or encumbrance on any of the Company's assets or any of the assets of any of the Company's subsidiaries, other than (i) landlords, carriers, warehousemen, mechanics, materialmen and other liens not

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voluntarily granted for amounts not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
(ii) those resulting from taxes which have not yet become delinquent or (iii) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company;

                  (XIII) Authorize, issue or grant any payment or other consideration to any person or entity in connection with an Acquisition or Asset Transfer other than (w) as required by applicable law, (x) in respect of any outstanding capital stock of the Company in accordance with this Restated Certificate, (y) in respect of any debt obligation of the Company or (z) financial advisor and/or investment banker fees approved by the Board of Directors; or

                  (XIV) Any grant or other provision to any other person or entity of any of the rights granted to the holders of Series Preferred under this Section 2(b).

            (C) SEPARATE VOTE OF SERIES A PREFERRED. So long as at least 25% of the Series A Preferred originally issued remains outstanding, the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred, take any action or amend, alter, repeal or waive any provision of, or add any provision to, this Restated Certificate or the Company's bylaws, in a manner that changes the rights, preferences or privileges of the Series A Preferred or that otherwise changes or adversely affects the rights of the holders of the Series A Preferred without changing or adversely affecting the rights of any other series of Preferred Stock in the same manner (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of such series of Preferred Stock, as compared to the original issue prices of other series of Preferred Stock).

            (D) SEPARATE VOTE OF SERIES B PREFERRED. So long as at least 25% of the Series B Preferred originally issued remains outstanding, the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred, take any action or amend, alter, repeal or waive any provision of, or add any provision to, this Restated Certificate or the Company's bylaws, in a manner that changes the rights, preferences or privileges of the Series B Preferred or that otherwise changes or adversely affects the rights of the holders of the Series B Preferred without changing or adversely affecting the rights of any other series of Preferred Stock in the same manner (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of such series of Preferred Stock, as compared to the original issue prices of other series of Preferred Stock).

            (E) SEPARATE VOTE OF SERIES C PREFERRED. So long as at least 25% of the Series C Preferred originally issued remains outstanding, the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred, take any action or amend, alter, repeal or waive any provision of, or add any provision to, this Restated Certificate or the Company's bylaws, in a manner that changes the rights, preferences or privileges of the Series C Preferred or that otherwise changes or adversely affects the rights of the holders of the Series C Preferred without changing or adversely affecting the rights of any other series of Preferred Stock in the same manner (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of such series of Preferred Stock, as compared to the original issue prices of other series of Preferred Stock).

            (F) SEPARATE VOTE OF SERIES D PREFERRED. So long as at least 25% of the Series D Preferred originally issued remains outstanding, the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred, take any action or amend, alter, repeal or waive any provision of, or add any provision to, this Restated Certificate or the Company's bylaws, in a manner that changes the rights, preferences or privileges of the Series D Preferred or that otherwise changes or adversely affects the rights of the holders of the Series D Preferred without changing or adversely affecting the rights of any other series of Preferred Stock in the same manner (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price of such series of Preferred Stock, as compared to the original issue prices of other series of Preferred Stock).

            (G) ELECTION OF THE BOARD OF DIRECTORS. For so long as any shares of Series A Preferred, Series B Preferred, Series C Preferred, or Series D Preferred are outstanding, the holders of a majority of the shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred then outstanding (voting together as a single class) shall be entitled to elect seven of the directors of the Company (the "PREFERRED DIRECTORS") and to remove, with or without cause, any Preferred Director. At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred then outstanding shall constitute a quorum for the purpose of electing the Preferred Directors. A vacancy in any Preferred Director position shall be filled only by vote or written consent in lieu of a meeting of the holders of a majority of the shares of each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred (voting together as a single class) then outstanding, if any. If no shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred remain outstanding, the Preferred Directors shall be elected by the holders of a majority of the issued and outstanding Common Stock then outstanding.

      3. LIQUIDATION RIGHTS.

            (A) Upon any liquidation, dissolution or winding up of the Company, (including those events considered to be a liquidation, dissolution or winding up of the Company in accordance with Section 3(c) below) whether voluntary or involuntary (including, without limitation, upon any bankruptcy), before any distribution or payment or the declaration and setting apart for distribution or payment of any amount shall be made in respect of the Common Stock or any other series of Preferred Stock or other capital stock of the Company, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series Preferred equal to (i) with respect to each share of Series A Preferred, the Series A Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series A Preferred, (ii) with respect to each share of Series B Preferred, the Series B Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series B Preferred, (iii) with respect to each share of Series C Preferred, the Series C Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series C Preferred, and (iv) with respect to each share of Series D Preferred, the Series D Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series D Preferred. If, upon any such liquidation, dissolution, or winding up of the Company, the assets shall be insufficient to make payment in full of the liquidation preference amounts set forth in this Section 3(a) in respect of each share of Series Preferred then no amount shall be distributed to the holders of shares of Common Stock or any other series of Preferred Stock or other capital stock of the Company and the assets available for distribution shall be distributed ratably among the holders of the Series Preferred in proportion to the full liquidation preference dollar amounts each holder is otherwise entitled to receive for the shares of Series Preferred held by each such holder as set forth in this Section 3(a). The "SERIES A ORIGINAL ISSUE PRICE" shall be $0.75 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of Series A Preferred). The "SERIES B ORIGINAL ISSUE PRICE" shall be $0.85 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of Series B Preferred). The "SERIES C ORIGINAL ISSUE PRICE" shall be $1.26 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of Series C Preferred). The "SERIES D ORIGINAL ISSUE PRICE" shall be $1.62258 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of the Series D Preferred).

            (B) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (including, without limitation, upon any bankruptcy), after, and only after, full payment has been made to the holders of the Series Preferred required by Section 3(a), the holders of Common Stock and Series Preferred shall be entitled to share ratably in all remaining assets and funds, if any, based upon the number of shares of Common Stock then held by such holders, with each share of Series

Preferred treated as the number of shares of Common Stock into which such share of Series Preferred is then convertible.

            (C) A liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (without in any way limiting the meaning of liquidation, dissolution or winding up):

                  (I) any acquisition of the Company by another person or entity (or group of persons or entities) by means of any transaction or series of transactions (including without limitation, any reorganization, consolidation or merger of the Company with or into any other entity but expressly excluding any bona fide equity financing for cash) (x) in which the holders of the Company's outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or (y) after which any one person or entity and its affiliates hold more than fifty percent (50%) of the voting power of the Company's outstanding capital stock (an "ACQUISITION"); or

                  (II) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "ASSET TRANSFER").

      Without limiting the foregoing, any transfer of shares of capital stock by the stockholders that constitutes an "Acquisition" shall be treated as a dissolution under the DGCL. Notwithstanding the foregoing, by vote or written consent of the holders of at least a majority of the outstanding shares of Series Preferred, voting together as a single class (the "REQUISITE HOLDERS"), such holders may elect on behalf of all of the Company's stockholders to waive the right to treat any Acquisition or Asset Transfer as a liquidation, dissolution or winding up of the Company and, in lieu thereof, the holders of Series Preferred shall receive the benefits of the provisions of Section 4(h).

            (D) Unless otherwise agreed upon by the Requisite Holders, no stockholder of the Company shall enter into any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Company pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Company is to be allocated in accordance with the preferences and priorities set forth in this Section 3.

            (E) In any of the events described in Sections 3(c)(i) or 3(c)(ii), if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and as approved by the Requisite Holders.

            (F) At least fifteen (15) days prior to the closing of any Acquisition or Asset Transfer, the Company will provide written notice of same (including a summary or description of the Acquisition or Asset Transaction and the principal terms thereof as well as a copy of the principal transaction documents) to all of the then holders of Series

Preferred at the respective addresses of record of such persons in the stock records of the Company, unless the holders of a majority of the then outstanding shares of Series Preferred waive the obligation to provide such advance notice.

            (G) To the extent that any dividends with respect to any Series Preferred have been declared but remain unpaid in the event of any liquidation, dissolution, winding up of the Company, upon the payment of all amounts required to be paid under this Section 3 in respect of such liquidation, dissolution, or winding up, the declared but unpaid dividends shall be forgiven and shall no longer be payable by the Company to any holder of Series Preferred or Common Stock; provided, however, such forgiveness shall not reduce or otherwise affect the amount of declared but unpaid dividends for purposes of the calculations set forth in this Section 3.

      4. CONVERSION RIGHTS.

      The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock:

            (A) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any share of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series A Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series B Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series C Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series C Preferred being converted. The number of shares of Common Stock to which a holder of Series D Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Series D Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series D Preferred being converted.

            (B) SERIES PREFERRED CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "SERIES A PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing an amount equal to
(i) the Series A Original Issue Price by (ii) the Series A Preferred Conversion Price, calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "SERIES B PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing an amount equal to
(i) the Series B Original Issue Price by (ii) the Series B Preferred Conversion Price, calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "SERIES

C PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing an amount equal to (i) the Series C Original Issue Price by (ii) the Series C Preferred Conversion Price, calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series D Preferred (the "SERIES D PREFERRED CONVERSION RATE") shall be the quotient obtained by dividing (i) an amount equal to the Series D Original Issue Price by (ii) the Series D Preferred Conversion Price, calculated as provided in Section 4(c).

            (C) SERIES PREFERRED CONVERSION PRICE. The conversion price for the Series A Preferred shall initially be the Series A Original Issue Price (the "SERIES A PREFERRED CONVERSION PRICE"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this
Section 4. The conversion price for the Series B Preferred shall initially be the Series B Original Issue Price (the "SERIES B PREFERRED CONVERSION PRICE"). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the "SERIES C PREFERRED CONVERSION PRICE"). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. The conversion price for the Series D Preferred shall initially be the Series D Original Issue Price (the "SERIES D PREFERRED CONVERSION Price"). Such initial Series D Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price, or Series D Preferred Conversion Price herein shall mean the applicable conversion price as so adjusted.

            (D) MECHANICS OF CONVERSION. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of whole shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash (at the Common Stock's fair market value determined in good faith by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series Preferred. Whether or not fractional shares will result upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended or any other transaction set forth in
Section 3(c), the conversion may, at the option of any holder tendering shares of Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such transaction, in which event the person or entity entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities or the closing of such transaction.

            (E) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the date that the first share of Series D Preferred is issued (the "SERIES D ORIGINAL ISSUE DATE") effect a split or subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price in effect immediately before that split or subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series D Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (F) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Company at any time or from time to time after the Series D Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable conversion price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (as the case may be), and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date (as the case may be) plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion

Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price shall be adjusted pursuant to this
Section 4(f) to reflect the actual payment of such dividend or distribution.

            (G) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Series D Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by reorganization, recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
4) then, in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (H) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the Series D Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer that constitutes a deemed liquidation in accordance with Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, merger or consolidation, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company or of the successor entity resulting from such a reorganization, merger or consolidation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization, merger or consolidation to the end that the provisions of this
Section 4 (including adjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, Series C Preferred Conversion Price and Series D Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred) shall be applicable after that event and be as nearly equivalent as practicable. In the event of the occurrence of a capital reorganization, merger or consolidation of the Company as such events are more fully set forth in this Section 4(h) that constitutes a deemed liquidation in accordance with Section 3(c), the Requisite Holders shall have the option of electing, on behalf of all of the holders of Series Preferred, treatment of all shares of Series Preferred under either this Section 4(h) or
Section 3 hereof, notice of which election shall be submitted in writing to the Company at its principal office prior to the consummation of the event that constitutes such deemed liquidation. Such election shall be binding upon all holders of Series Preferred.

            (I) SALE OF SHARES BELOW SERIES PREFERRED CONVERSION PRICE.

                  (I) If at any time or from time to time after the Series D Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(vi) below) for an Effective Price (as defined in subsection (i)(vi) below) less than the then effective Series A Preferred Conversion Price, then and in each such case the then existing Series A Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection
(i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then effective Series A Preferred Conversion Price, and (ii) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Series A Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series A Preferred Conversion Price.

                  (II) If at any time or from time to time after the Series D Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(vi) below) for an Effective Price (as defined in subsection (i)(vi) below), less than the then effective Series B Preferred Conversion Price, then and in each such case the then existing Series B Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Preferred Conversion Price by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(iii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then effective Series B Preferred Conversion Price, and (ii) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Series B Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series B Preferred Conversion Price.

                  (III) If at any time or from time to time after the Series D Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(vi) below) for an Effective Price (as defined in subsection (i)(vi) below), less than the then effective Series C Preferred Conversion Price, then and in each such case the then existing Series C Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series C Preferred Conversion Price by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection
(i)(iii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then effective Series C Preferred Conversion Price, and (ii) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Series C Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series C Preferred Conversion Price.

                  (IV) If at any time or from time to time after the Series D Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(vi) below) for an Effective Price (as defined in subsection (i)(vi) below), less than the then effective Series D Preferred Conversion Price, then and in each such case the then existing Series D Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series D Preferred Conversion Price by a fraction (i) the numerator of which shall be
(A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection
(i)(iii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then effective Series D Preferred Conversion Price, and (ii) the denominator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date. No adjustment shall be made to the Series D Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series D Preferred Conversion Price.

                  (V) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the amount of such cash received by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and as approved by the Requisite Holders, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(v) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors and as approved by the Requisite Holders to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (VI) For the purpose of the adjustment required under this
Section 4(i), if the Company issues or sells (a) stock or other securities convertible into Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") or (b) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock or Convertible Securities is less than the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof, provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, or the Series D Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price, Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price, Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred. In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise or conversion of any right, option or Convertible Security (including, without limitation, a change resulting from the anti-dilution provisions thereof), the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price to the extent in any way affected by or initially determined using such right, option or Convertible Security shall be recomputed to reflect such change.

                  (VII) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i) (including, without limitation, the shares issued pursuant to Section 4(i)(v) and 4(i)(vi)), whether or not subsequently acquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Series Preferred or up to 464,412 shares of Common Stock or Series B Preferred issued upon exercise of the warrant exercisable for shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) outstanding on the date hereof; (B) up to 20,500,000 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued or issuable pursuant to any of the Company's stock option plans or restricted stock plans which are approved by the Board of Directors; (C) up to 40,000 shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and/or options, warrants or other rights issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors; (D) shares of Common Stock issued in connection with stock splits, stock divisions or dividend distributions for which the holders of Series Preferred received an adjustment pursuant to Section 4(e) or 4(f); or (E) shares of Series D Preferred (or shares of Common Stock issued upon conversion thereof) issued pursuant to that certain Series D Preferred Stock Purchase Agreement by and among the Company and certain investors dated on or about September 13, 2006. References to Common Stock in the subsections of this subsection (vi) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this
Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such Additional Shares of Common Stock under this
Section 4(i).

Any adjustment to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price or the Series D Preferred Conversion Price may be waived on behalf of all holders of Series Preferred by the Requisite Holders.

            (J) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price, Series B Preferred Conversion Price, the Series C Preferred Conversion Price and/or the Series D Preferred Conversion Price, as applicable, at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the applicable share of Series Preferred.

            (K) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other entity, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least fifteen (15) days prior to the record date specified therein (or such shorter period approved by the holders of at least a majority of the then outstanding shares of Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (L) AUTOMATIC CONVERSION.

                  (I) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Rate, Series B Preferred Conversion Rate, Series C Preferred Conversion Rate and Series D Preferred Conversion Rate, as applicable, immediately upon (A) receipt by the Company of a request from the holders of at least a majority of the outstanding shares of the Series Preferred, voting together as a single class and not as each separate series (a "CONVERSION DEMAND"), or (B) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $1.62258 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and
(ii) the net cash proceeds to the Company (after underwriting discounts, commissions and fees) are at least $40,000,000 and after giving effect to which the Common Stock is listed on a U.S. national securities exchange or admitted for quotation on the NASDAQ National Market or a successor thereto.

                  (II) Upon the receipt of a Conversion Demand or the occurrence of the closing of a firmly underwritten public offering as specified in Section 4(l)(i)(B) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies (the "NOTICE") the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates (an "INDEMNITY"). Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares or a Notice (accompanied by an Indemnity) at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred.

            (M) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such numbers of shares as shall be sufficient for such purpose.

            (N) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (O) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

            (P) DEFINITION OF "COMMON STOCK". As used in this Section 4, the term "Common Stock" shall mean and include the Company's authorized Common Stock, par value $0.01 per share, as constituted on the Series D Original Issue Date and shall also include any security of the Company thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon a liquidation, dissolution or winding up of the Company; provided that the shares of Common Stock receivable upon conversion of shares of Series Preferred shall include only shares designated as Common Stock of the Company on the date of filing of this instrument, or in case of any reorganization or recapitalization of the outstanding shares thereof, the stock, securities or assets provided for in Section 4(g) or Section 4(h).

      5. REDEMPTION.

            (A) The Company shall be obligated to redeem the Series Preferred as follows:

                  (I) Notwithstanding Section 2(b)(viii) hereof, each issued and outstanding share of Series Preferred shall, to the extent the Company may lawfully do so, be redeemed by the Company at any time after the fourth anniversary of the Series D Original Issue Date upon receipt by the Company of a request from the holders of at least a majority of the then outstanding shares of Series Preferred (the "MAJORITY HOLDERS") that the Series Preferred be redeemed (a "REDEMPTION DEMAND"). The Company shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Series Preferred to be redeemed a sum equal to the greater of (i) with respect to each share of Series A Preferred, the Series A Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series A Preferred, with respect to each share of Series B Preferred, the Series B Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series B Preferred, with respect to each share of Series C Preferred, the Series C Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series C Preferred, and with respect to each share of Series D Preferred, the Series D Original Issue Price plus an amount equal to all declared and unpaid dividends on such share of Series D Preferred and (ii) the fair market value of such share of Series Preferred as determined in good faith by the Board of Directors, without consideration of any minority ownership, liquidity or any other similar discount. In the event that the Majority Holders disagree with the fair market value established by the Board of Directors, the Company and the Majority Holders shall mutually agree upon and select an independent nationally recognized investment bank, accounting firm or other financial institution to determine the fair market value (the "INDEPENDENT EVALUATOR"); provided that in the event that the Company and the Majority Holders are unable to mutually agree on an Independent Evaluator, the Company and the Majority Holders shall each select an Independent Evaluator and the two Independent Evaluators shall mutually agree upon a final Independent Evaluator to determine such fair market value. The final Independent Evaluator's determination of the fair market value shall be set forth in a written detailed report mutually addressed to the Board of Directors and the holders of the Series Preferred and such determination shall be final, conclusive and binding upon the Company and such holders. All costs related to the appointment of and valuation by the Independent Evaluator shall be borne by the Company if such fair market value as so determined is more than the amount thereof as determined by the Company, otherwise, the expenses shall be paid by the Holders, pro rata, in accordance with the number of shares of Series Preferred held by them. The total amount to be paid for the Series Preferred to be redeemed is hereinafter referred to as the "REDEMPTION PRICE."

                  (II) Upon receipt of the Redemption Demand specified in
Section 5(a)(i), the Company shall send a notice (a "REDEMPTION NOTICE") to all holders of Series Preferred setting forth (A) the applicable Redemption Price for the shares to be redeemed; (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates and
(C) the date upon which such shares will be redeemed which date shall be no more than sixty days after receipt of the Redemption Demand (the "REDEMPTION DATE"). If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at such Redemption Date, until all amounts owed to the holders of Series D Preferred on account of the redemption of the Series D Preferred are paid in full, the Company shall not, and shall not be obligated to, make any payments to any Person in respect of a Series A Preferred, Series B Preferred or Series C Preferred. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series A Preferred, Series B Preferred and Series C Preferred, such funds will be used at the earliest permissible time to redeem the balance of such shares, or such portion thereof for which funds are then legally available, in proportion to the full

Redemption Price each holder of Series Preferred would receive if there were sufficient funds to redeem all shares of Series Preferred.

            (B) On or after the Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

            (C) To the extent that any dividends with respect to any Preferred Stock are declared and unpaid immediately prior to any redemption of the Series Preferred as contemplated in this Section 5, upon such redemption, the declared and unpaid dividends shall be forgiven and shall no longer be payable by the Company to any holder of the Series Preferred; provided, however, such forgiveness shall not reduce or otherwise effect the amount of declared and unpaid dividends for purposes of calculating the Redemption Price.

      6. COMMON STOCK

            Each share of Common Stock shall have one vote on all matters to be voted on by the holders of the Common Stock. No holder of Common Stock entitled to vote at an election for directors may cumulate votes to which such holder is entitled. Each holder of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock, subject to any preferential dividend rights of any then outstanding shares of Preferred Stock and any other classes or series of the Company's capital stock that may hereafter be authorized and issued having preferred dividend rights senior to or pari passu with the rights of holders of Common Stock. Each holder of Common Stock shall share ratably, subject to the rights and preferences of any series of Preferred Stock and any other series of capital stock of the Company that may hereafter be issued and outstanding having rights upon the occurrence of a liquidation, dissolution or winding up of the Company (including any Acquisition or Asset Transfer) senior to or pari passu with the rights of holders of Common Stock, in all assets of the Company in any such event. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of capital stock having a majority of the voting power of the Company (voting together on an as-if-converted basis), irrespective of the provision of Section 242(b)(2) of the DGCL.

                                       V.

      No director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (a) for breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. All references in this
Article V to a director shall also be deemed to refer to any other person who, pursuant to a provision of the certificate of incorporation in accordance with subsection (a) of Section 141 of the DGCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon the Company's Board of Directors by the DGCL. If the DGCL is amended, after approval by the stockholders of this Article V, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. No amendment to or repeal of this
Article V shall apply adversely to or have any adverse effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment.

                                       VI.

      The Company shall, to the fullest extent provided by the DGCL (including, without limitation, Section 145), indemnify its directors and shall provide for advancement of the expenses (including, without limitation, attorneys' fees) of such directors, from and against any and all of the expenses, liabilities and other matters incurred in defending any civil, criminal, administrative or investigative suit or proceedings. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors of the Company through bylaw provisions, agreements with such directors, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory). Any amendment, repeal or modification of the DGCL or the foregoing provision of this Article VI shall not adversely affect any right or protection of a director existing at the time of, or increase the liability of any director of the Company with respect to, any acts or omissions of such director occurring prior to, such amendment, repeal, modification or adoption. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which each such indemnified director may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnified director's official capacity and as to action in another capacity while serving as a director of the Company, and shall continue as to a person who has ceased to be a director of the Company and shall inure to the benefit of the heirs, executors and administrators of such person.

                                      VII.

      For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

      A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Restated Certificate.

      B. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the DGCL.

      C. Subject to the indemnification provisions in the Company's bylaws and subject to Section 2(b) hereof, the Board of Directors may from time to time make, amend, supplement or repeal the bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

      D. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

      E. The private property or assets of the stockholders of the Company shall not, to any extent whatsoever, be subject to the payment of the debts of the Company.

                                      VIII.

      Pursuant to Section 122(17) of the DGCL, the Company hereby renounces any interest or expectancy of the Company or any of its subsidiaries in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series Preferred or their affiliates (including, without limitation, any representative or affiliate of such holders of Series Preferred serving on the Company's

Board of Directors or the board of directors or other governing body of any subsidiary of the Company (each a "BOARD OF Directors")) (collectively, the "SERIES PARTIES"). Without limiting the foregoing renunciation, the Company on behalf of itself and its subsidiaries (i) acknowledges that the Series Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Company and its subsidiaries ("COMPETING BUSINESSES") and (ii) agrees that the Series Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Company. By virtue of a Series Party holding capital stock of the Company or by having persons designated by or affiliated with such Series Party serving on or observing at meetings of any Board of Directors or otherwise, no Series Party shall have any obligation to the Company, any of its subsidiaries or any other holder of capital stock or securities of the Company to refrain from competing with the Company and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Company, any of its subsidiaries or any other holder of capital stock or securities of the Company shall have any right with respect to any investment or activities undertaken by such Series Party. Without limitation of the foregoing, each Series Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or any of its subsidiaries, and none of the Company, any of its subsidiaries or any other holder of capital stock or securities of the Company shall have any rights or expectancy by virtue of such Series Parties' relationships with the Company, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Series Party shall be obligated to present any particular investment opportunity to the Company or its subsidiaries even if such opportunity is of a character that, if presented to the Company or such subsidiary, could be taken by the Company or such subsidiary, and each Series Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity. The provisions of this Article VIII in no way limit any applicable duties of the Series Parties with respect to the protection of any proprietary information of the Company and any of its subsidiaries, including any applicable duty to not disclose or use such proprietary information improperly and except as expressly set forth herein in no way limit any fiduciary or other duty of any Series Party. Nothing contained in this Article VIII shall in any way expand any fiduciary or other duty of any Series Party beyond such duties as may be imposed under the DGCL.

                                      * * *

      IN WITNESS WHEREOF, AMICUS THERAPEUTICS, INC. has caused this AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its duly authorized representative as of September 13, 2006.


                                    AMICUS THERAPEUTICS, INC.



                                    By: /s/ Donald J. Hayden, Jr.
                                        --------------------------------
                                    Name:  Donald J. Hayden, Jr.
                                    Title: Interim President & Chief Executive
                                           Officer

                            CERTIFICATE OF AMENDMENT

                                       TO

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                            AMICUS THERAPEUTICS, INC.

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

                          ----------------------------

      Amicus Therapeutics, Inc., a Delaware corporation (the "Corporation"), does hereby certify as follows:

      1. The board of directors of the Corporation, acting at a meeting held on May 7, 2007, duly adopted resolutions, pursuant to Section 242 of the Delaware General Corporation Law (the "DGCL"), setting forth an amendment (the "Certificate of Amendment") to the Amended and Restated Certificate of Incorporation of the Corporation (the "Restated Charter") and declaring said Certificate of Amendment to be advisable and in the best interests of the Corporation.

      2. The holders of (i) at least a majority of the outstanding shares of Series Preferred (as defined in the Restated Charter), voting together as a single class and on an as-converted basis, and (ii) at least a majority of all outstanding voting capital stock of the Corporation, voting together as a single class and on an as-converted basis, and representing not less than the minimum number of votes necessary to authorize and take the actions set forth herein, duly approved this Certificate of Amendment by written consent effective as of May 16, 2007, in accordance with Sections 228 and 242 of the DGCL.

      3. Written notice of such stockholder consent shall be given to all stockholders of the Corporation who have not consented in writing to this Certificate of Amendment.

      4. Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), there is effective a 1-for-7.5 reverse stock split (the "Reverse Split") of (i) the Corporation's issued and outstanding shares of common stock, $0.01 par value per share ("Common Stock"), whereby each seven and one half shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Common Stock") shall, automatically without any action on part of the holder thereof, be combined into one share of Common Stock (the "New Common Stock") and (ii) each series of the Corporation's issued and outstanding shares of preferred stock, $0.01 par value per share ("Preferred Stock"), whereby each seven and one half shares of each series of Preferred Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the "Old Preferred Stock" and collectively with the Old Common Stock, the "Old Stock") shall, automatically without any action on part of any holder thereof, be combined into one share of such series of Preferred Stock (the "New Preferred Stock" and collectively with the New Common Stock, the "New Stock"). Cash will be paid in lieu of any resulting fractional shares in an amount equal to the fair market value of such share as determined in good faith by the board of directors, in each case times the fractional share (rounded down to the nearest whole cent, but in no event less than one whole cent). Each holder of a certificate or certificates which immediately prior to the


1-

Effective Time represented outstanding shares of Old Stock (the "Old Certificates") shall, from and after the Effective Time, be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates") representing (i) the shares of New Common Stock and New Preferred Stock into which the shares of Old Common Stock and Old Preferred Stock, respectively, were combined pursuant to the terms of this Section 4 and (ii) the right to receive cash in lieu of any fractional shares of New Common Stock and New Preferred Stock resulting from the Reverse Split as described above in this Section 4. Until surrendered by the holder thereof, each Old Certificate shall, from and after the Effective Time, no longer represent the shares of Old Stock stated on the face of such Old Certificate, but shall be deemed to represent only (x) the number of shares of New Common Stock or New Preferred Stock into which such shares of Old Common Stock or Old Preferred Stock, respectively, were combined as a result of the Reverse Split and (y) the right to receive cash in lieu of any fractional shares of Common Stock or Preferred Stock resulting from the Reverse Split as described above in this Section 4.

      5.    Pursuant to this Certificate of Amendment:

      A. All of the text in the first two paragraphs to the preamble to Article Four, Section IV of the Restated Charter shall be deleted and replaced in its entirety with the following:

                                       "IV

            This Company is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK." The total number of shares which the Company is authorized to issue is Thirty Seven Million Four Hundred Sixty Four Thousand Nine Hundred Thirty One (37,464,931) shares, Twenty One Million Three Hundred Thirty Three Thousand Three Hundred Thirty Three (21,333,333) shares of which shall be Common Stock (the "COMMON STOCK") and Sixteen Million One Hundred Thirty One Thousand Five Hundred Ninety Eight (16,131,598) shares of which shall be Preferred Stock (the "PREFERRED STOCK"). The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

            Four Hundred Forty Four Thousand Four Hundred Forty Three (444,443) of the authorized shares of Preferred Stock are hereby designated "SERIES A CONVERTIBLE PREFERRED STOCK" (the "SERIES A PREFERRED"), Four Million Nine Hundred Thirty Six Thousand Seven Hundred Thirty (4,936,730) shares of the authorized shares of Preferred Stock are hereby designated "SERIES B CONVERTIBLE PREFERRED STOCK" (the "SERIES B PREFERRED"), Five Million Eight Hundred Twenty Thousand Twenty (5,820,020) shares of the authorized shares of Preferred Stock are hereby designated "SERIES C CONVERTIBLE PREFERRED STOCK" (the "SERIES C PREFERRED") and Four Million Nine Hundred Thirty Thousand Four Hundred Five (4,930,405) shares of the authorized shares of Preferred Stock are hereby designated "SERIES D CONVERTIBLE PREFERRED STOCK" (the "SERIES D PREFERRED"). The Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred are collectively referred to herein as the "SERIES PREFERRED."


                            [signature page follows]

      IN WITNESS WHEREOF, Amicus Therapeutics, Inc. has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be executed by Douglas A. Branch, its Vice President, General Counsel and Secretary, this 23rd day of May, 2007.


                                AMICUS THERAPEUTICS, INC.



                                By:   /s/ Douglas A. Branch
                                   ---------------------------------------------
                                   Douglas A. Branch
                                   Vice President, General Counsel and Secretary




3-